As filed with the Securities and Exchange Commission on October 22, 2019	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW AGE BEVERAGES CORPORATION

(Exact name of registrant as specified in its charter)

Washington	27-2432263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2420 17th Street, Suite 220

Denver, CO 80202

(Address of principal executive offices) (Zip Code)

New Age Beverages Corporation 2019 Equity Incentive Plan

(Full title of the plan)

Gregory A. Gould

Chief Financial Officer

New Age Beverages Corporation

2420 17th Street, Suite 220

Denver, CO 80202

(Name and address of agent for service)

(303) 566-3030

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	10,000,000	(2)	$2.75	(3)	$27,500,000	(3)	$3,569.50

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The number of shares being registered is the maximum aggregate number of shares presently issuable under the New Age Beverages Corporation 2019 Equity Incentive Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, using the average of the high and low prices per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on October 15, 2019.

EXPLANATORY NOTE

The shareholders of New Age Beverages Corporation (the “Company” or the “Registrant”) approved the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) on May 30, 2019. As provided in the 2019 Plan, 10,000,000 shares of the Company’s common stock are available for issuance thereunder. As of October 22, 2019, no stock options, restricted stock or other equity awards have been granted pursuant to the 2019 Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

●	Our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 9, 2019;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the SEC on August 8, 2019;

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 17, 2019, February 25, 2019, March 1, 2019, April 2, 2019, April 11, 2019, April 30, 2019, June 3, 2019, two filings on June 4, 2019, July 12, 2019, July 25, 2019, the first filing on September 24, 2019, and October 11, 2019;

●	Our definitive proxy statement and definitive additional materials on Schedule 14A filed with the SEC on April 16, 2019 and May 1, 2019; and

●	The description of our common stock set forth in the Registration Statement on Form 8-A (as amended) filed with the SEC on February 13, 2017 (File No. 001-38014), and any other amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to our By-Laws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable.

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Pursuant to the Revised Code of Washington Section 23B.08.320, the articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Pursuant to our Articles of Incorporation, as allowed by the Revised Code of Washington, we have chosen to limit the personal liability of a director to the corporation or our shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the directors, for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

In addition to the above, pursuant to the Revised Code of Washington, Section 23B.08.520, we shall be required to indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Pursuant to the Revised Code of Washington Section 23B.08.570, (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under RCW 23B.08.520, and is entitled to apply for court-ordered indemnification under RCW 23B.08.540, in each case to the same extent as a director; (2) The corporation may indemnify and advance expenses under RCW 23B.08.510 through 23B.08.560 to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The Company has chosen to include the indemnification described in the Revised Code of Washington, Section 23B.08.570 for its officers, employees and agents as is stated in Article XIV of its Amended Articles of Incorporation.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or other control person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Faegre Baker Daniels LLP
10.1	New Age Beverages Corporation 2019 Equity Incentive Plan (incorporated by reference to Appendix B to the Company’s proxy statement on Definitive 14A filed with the Securities and Exchange Commission on April 16, 2019)
23.1	Consent of Accell Audit & Compliance, P.A.
23.2 23.3	Consent of Deloitte & Touche LLP Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)

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Item 9. Undertakings.

1. The Company hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 22, 2019.

New Age Beverages Corporation

By:	/s/ Brent Willis
Brent Willis
Its:	Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Brent Willis and Gregory Gould, or either of them, as his or her true and lawful attorney in fact and agent, with full powers of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Brent Willis	October 22, 2019
Brent Willis
Chief Executive Officer and Director (principal executive officer)

/s/ Gregory Gould	October 22, 2019
Gregory Gould
Chief Financial Officer (principal financial and accounting officer)

/s/ Greg Fea	October 22, 2019
Greg Fea
Director

/s/ Reginald Kapteyn	October 22, 2019
Reginald Kapteyn
Director

/s/ Ed Brennan	October 22, 2019
Ed Brennan
Director
/s/ Tim Haas	October 22, 2019
Tim Haas
Director

/s/ Amy Kuzdowicz	October 22, 2019
Amy Kuzdowicz
Director

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